bank of commerce | holdings

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

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Dear Shareholder:

I am pleased to announce that we have appointed Broadridge Corporate Issuer Solutions, Inc. ("Broadridge") as the transfer agent and registrar for the shares of our common stock. In this capacity, Broadridge will manage all stock registry requests for shareholders, including changes of address, replacement of lost and stolen certificates, and transfer of shares. In addition, Broadridge will administer the Annual Meeting process. This change to Broadridge from our former Transfer Agent and Registrar, Computershare, was effective February 19, 2016.

Broadridge is looking forward to working with us at Bank of Commerce Holdings and you, our shareholders. Broadridge's business model is focused on companies just like ours and I believe that you will fully appreciate how your account is serviced.

Broadridge is taking this opportunity to introduce and invite you, as a registered shareholder, to enroll in our Shareholder Portal. The Shareholder Portal is your online resource to access and manage your account. Our portal makes it easier for you to log in, manage your preferences, view your holdings and take action on your investments. Your new account number is located below.

New Account Number:

To use the portal, please follow the steps below:

- Navigate to **https://investor.broadridge.com**
- Click on the "**Create New Profile**" button.
- Choose your **account type****.
  - If your shares are registered as an **individual or joint tenancy**, please follow these further steps:
    - Enter your first & last name.
    - Please enter the Broadridge code **(XXXX)** in the first account number box and then insert your remaining account number located above in the second box.
    - Enter your Social Security Number.
    - Follow the online steps to create a security profile.
    - You will receive a temporary password via e-mail; use this password to log in.
    - You will be prompted to change the password when you log in to your account.
    - Save the website address for future access.

***** If your shares are registered as a trustee, custodianship, corporate account, IRA/retirement or non-US citizen, an additional PIN number will be required. Follow the on-screen instructions in order to have a letter mailed to you containing your PIN number and further instructions.***

New Contact Information:

Mail:	Broadridge Corporate Issuer Solutions, Inc. P.O. Box 1342 Brentwood, NY 11717
Telephone:	**877-830-4936** or **720-378-5591**
E-mail:	shareholder@broadridge.com

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Sincerely,

Randall S. Eslick
President & CEO
Bank of Commerce Holdings